Exhibit 99.2

RESTRICTED  STOCK  UNIT  AWARD  CERTIFICATE

for Non-Employee Directors

Non-transferable

GRANT TO

(“Grantee”)

by Superior Essex Inc. (the “Company”) of

[            ]

restricted stock units convertible into shares of its common stock, par value $0.01 (the “Units”)

pursuant to and subject to the provisions of the Superior Essex Inc. 2005 Amended and Restated Director Compensation Plan (the “Director Compensation Plan”), which is operated as a subplan of the Superior Essex Inc. 2005 Incentive Plan (the “Incentive Plan” and, together with the Director Compensation Plan, the “Plans”), and to the terms and conditions set forth on the reverse hereof.  Unless vesting is accelerated in accordance with the Plans, the Units shall vest (become non-forfeitable) in accordance with the following schedule:

Continuous Service as a Director after Grant Date	Percent of Units Vested

Less than 1 Year	Prorata, based on the number of days served as a director since the Grant Date / 365, rounded to the nearest whole Share

1 Year	100%

IN WITNESS WHEREOF, Superior Essex Inc. has caused this Certificate to be executed as of the Grant Date, as indicated below.

SUPERIOR ESSEX INC.

By:
Its:	Authorized Officer

Grant Date:

TERMS AND CONDITIONS

1.  Grant of Units.  The Company hereby grants to the Grantee named on the reverse hereof, subject to the restrictions and the terms and conditions set forth in the Plans and in this award certificate (this “Certificate”), the number of restricted stock units indicated on the reverse hereof (the “Units”) which represent the right to receive an equal number of Shares of the Company’s Stock on the terms set forth in this Certificate.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plans.

2.  Vesting of Units.  The Units have been credited to a bookkeeping account on behalf of Grantee.  The Units will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)          as to the percentages of the Units specified on the reverse hereof, on the dates specified on the reverse hereof, or

(b)         the termination of Grantee’s service as a director of the Company due to death, Disability, Retirement, or

(c)          Grantee’s Separation from Service within one year after the effective date of a Change in Control.

If Grantee’s service as a director terminates prior to the Vesting Date for any reason other than as described in (b) or (c) above, Grantee shall forfeit all right, title and interest in and to the unvested Units as of the date of such termination and the Units will be reconveyed to the Company without further consideration or any act or action by Grantee. If Grantee ceases to be eligible for all or part of his or her Supplemental Annual Retainer prior to the Vesting Date, the portion of the Units vesting and that portion forfeited shall be adjusted as provided in the Director Compensation Plan.

3.  Conversion to Stock.  Unless the Units are forfeited prior to the Vesting Date as provided in Paragraph 2, the vested Units will be converted to actual shares of Stock on SELECT ONE BASED ON THE PRE-GRANT ELECTION OF THE DIRECTOR: [the Vesting Date (or three months after the Vesting Date if the Vesting Date is the date of Grantee’s Separation from Service,] [three months after the date of Grantee’s Separation from Service for any reason] [the earlier of                 , 20   or three months after the date of Grantee’s Separation from Service for any reason] (the “Conversion Date”).  Shares of Common Stock will be registered on the books of the Company in Grantee’s name as of the Conversion Date and will remain in uncertificated, book-entry form unless Grantee requests a stock certificate or certificates for the Shares.

4.  Rights as Stockholder.  Grantee shall not have voting or any other rights as a stockholder of the Company with respect to the Units.  Dividends or dividend equivalents will not be paid with respect to the Units.  Upon conversion of the Units into shares of Common Stock, Grantee will obtain full voting and other rights as a stockholder of the Company.

5.  Changes in Capital Structure.  The provisions of Article 16 of the Incentive Plan shall apply to this award and are incorporated herein by reference.  Without limiting the foregoing, in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another company, whether through reorganization, recapitalization, statutory share exchange, reclassification, stock split-up, combination of shares, merger or consolidation, or otherwise, there shall be substituted for each share of Stock then underlying a Unit subject to this Certificate the number and class of shares into which each outstanding share of Stock shall be so exchanged.

6.  Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate.  Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code; but the Committee may permit other transfers.

7.  Limitation of Rights.  The Units do not confer to Grantee or Grantee’s beneficiary any rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Units.  Nothing in this Certificate shall interfere with or limit in any way the right of the Company to terminate Grantee’s service as a director at any time, nor confer upon Grantee any right to continue as a director of the Company.

8.  Amendment.  The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this Equity Award determined as if it had been fully vested and settled on the date of such amendment or termination.

9.  Plans Control.  The terms contained in the Plans are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plans.  In the event of any actual or alleged conflict between the provisions of the Plans and the provisions of this Certificate, the provisions of the Plans shall be controlling and determinative.  In the event of any actual or alleged conflict between the provisions of the two Plans, the provisions of the Incentive Plan shall be controlling and determinative.

10.  Notice.  Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to Superior Essex Inc., 150 Interstate North Parkway, Atlanta, Georgia 30339; Attention: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.